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                                                                  EXHIBIT (a)(v)

                        AMENDMENT TO DECLARATION OF TRUST
                                       OF
                          ENTERPRISE ACCUMULATION TRUST


      Pursuant to Section 11.3 of the Declaration of Trust, dated March 1, 1988, as amended (the "Declaration"), of Enterprise Accumulation Trust (formerly, Quest for Value Accumulation Trust) (the "Trust"), the undersigned, being all of the Trustees of the Trust, do hereby amend Section 11.4 of the Declaration by deleting Section 11.4 in its entirety and replacing it with the following, effective as of June 5, 2002:


           11.4 Merger, Consolidation and Sale of Assets. The Trust or any series thereof may merge or consolidate with any other corporation, association, trust or other organization, including a series of the Trust, or may sell, lease or exchange all or substantially all of the Trust Property, including its good will; upon such terms and conditions and for such consideration when and as authorized by a Majority Shareholder Vote of the Trust as a whole voting as a single class or the series, as the case may be, and any such merger, consolidation, sale, lease or exchange shall be deemed for all purposes to have been accomplished under and pursuant to the statutes of the Commonwealth of Massachusetts. In respect of any such merger, consolidation, sale or exchange of assets, any Shareholder shall be entitled to rights of appraisal of his Shares to the same extent as a shareholder of Massachusetts business corporation in respect of a merger, consolidation, sale or exchange of assets of a Massachusetts business corporation, and such rights shall be his exclusive remedy in respect of his dissent from any such action.


      IN WITNESS WHEREOF, the undersigned have executed this Amendment this 17th day of May, 2002.



/s/ Victor Ugolyn                         /s/ Michael I. Roth
_______________________________________   _____________________________________
Victor Ugolyn, as Trustee and             Michael I. Roth, as Trustee and
not individually                          not individually
17 Cardinal Court                         1740 Broadway, Mail Drop E-16
Ridgefield, CT  06877                     New York, NY  10019



/s/ Samuel J. Foti                        /s/ Lonnie H. Pope
_______________________________________   _____________________________________
Samuel J. Foti, as Trustee and            Lonnie H. Pope, as Trustee and
not individually                          not individually
1740 Broadway, Mail Drop E-8              4112 Canyon Road
New York, NY  10019                       Macon, GA  31210-4715



/s/ William A. Mitchell, Jr.              /s/ Arthur Howell
_______________________________________   _____________________________________
William A. Mitchell, Jr. as Trustee and   Arthur Howell, as Trustee and
not individually                          not individually
1275 Peachtree Street, N.E.               200 Larkspur Lane, Chestnut Hill
Atlanta, GA  30309-3524                   Highlands, NC  28741



/s/ Arthur Dietz
_______________________________________
Arthur Dietz, as Trustee and
not individually
1917 Chamdun Way
Atlanta, GA  30341